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                                                                   EXHIBIT 10.4


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement") is made effective as of September 1, 1999, regardless of its date of execution, between BIBD, LLC, a Colorado limited liability company ("BIBD") and Optimal Communications, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         The Company was formed to acquire, own and operate various communications and Internet services businesses. BIBD and the Company have agreed that BIBD's business expertise will be valuable to the Company and that such expertise is important to the Company's success. BIBD and the Company desire to set forth their understanding pursuant to which BIBD has agreed to provide certain consulting services to the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

                                 I. DEFINITIONS

         For purposes of this Agreement, the following terms shall be defined as follows:

         1.1 Affiliate means a person or entity, which controls, is controlled by, or is under common control with another person or entity.

         1.2 Consulting Fee means an annual amount based on the Company's sales run rate determined per the following table (subject to annual adjustment as provided below):

             Sales Run Rate                     Monthly Consulting Fee
             --------------                     ----------------------
             Less than $10 million                     $12,000
             $10 million                               $15,000
             $15 million                               $18,000
             $20 million                               $21,000

The Company's sales run rate means the Company's sales for the 12-month period ending with the month preceding the month for which a payment of Consulting Fee is being calculated. For that purpose, the Company's sales shall be deemed to include the prior 12 month's sales of all entities acquired, or whose assets are acquired, by the Company prior to the date of acquisition (excluding any sales relating to portions of such entities or their assets which are not acquired), even though the Company was not in existence or did not own the acquired entity when those sales occurred.

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Consulting Agreement
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In January 2000, the annual amounts of the Consulting Fee reflected in the foregoing table should be increased by a proportion equal to the proportionate increase in the Index released in January 2000 over the Index released in January 1999. In January of each succeeding year during the term of this Agreement, the annual amounts of the Consulting Fee established in January of the preceding year shall be increased by a proportion equal to the proportionate increase in the Index released in January of that year over the Index released in January of the preceding year. If the Index shall have decreased, the Consulting Fee shall not decrease.

         1.3 Index means the Consumer Price Index - All Urban Consumers, All Items for the Denver-Boulder metropolitan area, as released from time to time.

                             II. CONSULTING SERVICES


         BIBD shall provide management level consulting services concerning acquisitions consistent with policies established by the Company's Board of Directors (the "Board"), and shall report to the Board. BIBD and its partners, employees and agents who provide services to the Company pursuant to this Agreement shall be independent contractors as to the Company, and not its employees. As independent contractors, neither BIBD nor its partners, agents or employees shall, unless otherwise expressly granted by the Company's Board of Directors, have the right or authority to execute documents in the name of the company or to otherwise bind the Company; provided, however, that nothing contained in this Article II shall limit or diminish any rights or powers which any such partners, employees or agents may have as directors or officers of the Company.


                                III. COMPENSATION

         3.1 Compensation. BIBD shall be entitled to receive from the Company on the first day of each calendar month a payment of the Consulting Fee then in effect based on the Company's sales run rate for the 12-month period ending with the preceding month.

         3.2 Benefits and Expense Reimbursement. The Company shall reimburse BIBD and its members and employees who perform services for or on behalf of the Company hereunder for all reasonable out-of-pocket costs incurred by them, including out-of-pocket costs incurred prior to the date hereof. The Company shall provide or reimburse the members of BIBD for medical, dental, disability and other similar insurance benefits for up to six members or employees of the members of BIBD who are providing services for the Company hereunder on the same basis as provided to Company officers.


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Consulting Agreement
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                                    IV. TERM

         4.1 Term. Unless previously terminated by mutual agreement of the parties or unless terminated by the Company for cause pursuant to Section 4.2, this Agreement shall continue until the earliest to occur of the following events: (i) the Company sells all or substantially all of its assets on a consolidated basis in any single transaction or series of related transactions for cash to a person or entity that is not an Affiliate; (ii) the Company is acquired for cash by a person or entity that is not an Affiliate of BIBD, including without limitation, through the purchase for cash of all or substantially all of the Company's outstanding stock or through a cash merger or consolidation; or (iii) the Company files, or there is filed against the Company, a proceeding under Chapter 11 of the Federal Bankruptcy Code.

         4.2 Terminate for Cause. The Company may terminate this Agreement for cause if (i) BIBD or any member, employee or authorized agent of BIBD commits gross negligence in the performance of BIBD's duties hereunder, (ii) BIBD or any member, employee or authorized agent of BIBD willfully engages in any improper activity which is contrary to the best interests of the Company, (iii) BIBD or any member, employee or authorized agent of BIBD willfully violates or disregards written instructions from the Board with respect to BIBD's duties hereunder, (iv) BIBD or any member, employee or authorized agent of BIBD engages in any activity which has a direct material adverse effect upon the Company or its business, or (v) if BIBD commits a material breach of a material provision of this Agreement. BIBD shall be given 10 days' notice of any action which the Company deems to be cause for termination hereunder and BIBD shall be terminated only if BIBD fails to cure such action or offense within such 10-day period or repeats or continues the action or offense after such notice. If the action of offense was taken or committed by an employee or authorized agent of BIBD without BIBD's express authorization or actual prior knowledge, solely for the purpose of determining the Company's right to terminate this Agreement under this Section 4.2, BIBD shall be deemed to have cured the action or offense if it replaces the employee or agent within the 10-day period.

         4.3 Termination. BIBD may terminate this agreement with 30 days written notice to the Company.

                                V. NONCOMPETITION

         BIBD expressly covenants and agrees that, during the term of this Agreement and for one year thereafter, neither BIBD nor any member of BIBD will, directly or indirectly, as an officer, agent, principal, employee, consultant, or otherwise, engage in any activity which, at that time, competes to a material extent with the Company. Nothing herein will preclude BIBD or any member from acquiring or holding securities representing less than five-percent (5%) of

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Consulting Agreement
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the outstanding securities of any class of equity security registered under the
Securities Exchange Act of 1934, as amended.

                     VI. CONFIDENTIALITY AND NON-DISCLOSURE

         BIBD acknowledges that information, observations and data obtained by BIBD and its partners and other personnel during the term of this Agreement concerning the business or affairs of the Company (the "Confidential Information") are the property of the Company. BIBD will not disclose to any person or use for its own account any Confidential Information without the written consent of the Board. Nothing herein shall prevent the disclosure of Confidential Information (i) which becomes generally known to and available for use by the public other than as a result of a disclosure by BIBD, (ii) with respect to which BIBD's duty of confidentiality is waived by the Company, (iii) if required by applicable law, regulation or order of any governmental agency or court of competent jurisdiction, (iv) which was known to the public when received by BIBD or (v) which is lawfully obtained by BIBD from other sources. BIBD agrees that upon termination of this Agreement, it will deliver to the Company all memoranda, notes, plans, records, reports and other documents containing Confidential Information, and all copies thereof, that BIBD may then possess or have under its control.

                             VII. GENERAL PROVISIONS

         7.1 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. BIBD may not assign any of its rights or obligations hereunder, except to an Affiliate.

         7.2 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt if given by facsimile, or three days after being deposited in the United States mail, certified mail, return receipt requested, postage prepaid, as follows:

                  To the Company:
                  Optimal Communications, Inc.
                  1522 Blake Street, 2nd Floor
                  Denver, Colorado 80202
                  Attention:  CEO
                  Fax: 303-620-9016

                  To BIBD:
                  1522 Blake Street, 3rd Floor
                  Denver, Colorado 80202
                  Attention:  Richard M. Tyler
                  Fax: 303-620-9016

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Consulting Agreement
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or to such other address as either party shall have specified by notice in writing to the other party.

         7.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         7.4 Complete Agreement. This Agreement embodies the complete Agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which relate to the subject matter hereof.

         7.5 CHOICE OF LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF COLORADO.

         7.6 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of the provisions of this Agreement and to exercise all other rights in its favor at law or in equity. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Articles V and VI of this Agreement and that any party may in its sole discretion apply for specific performance and injunctive relief in order to enforce or prevent any violations of the provisions of Article V or VI.

         7.7 Amendments and Waivers. This Agreement may be amended only pursuant to a duly authorized written agreement signed by all of the parties hereto. No waiver of rights hereunder shall be effective unless such waiver is set forth in writing signed by the party whose rights are being waived.

         7.8 Arbitration. Any disputes arising under this Agreement, including, without limitation, those involving claims for specific performance or injunctive relief, shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Denver, Colorado, before a single arbitrator selected by BIBD and the Company, or, if they are unable to agree on an arbitrator, before a panel of three arbitrators, one selected by BIBD, one selected by the Company and the third selected by the two arbitrators. Failing the selection of any required arbitrator, the selection of any required arbitrator, the selection shall be made by the American Arbitration Association. The award of the arbitrators shall be final and

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Consulting Agreement
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binding and any court of competent jurisdiction may enter judgment on the award.
This submission and agreement to arbitrate shall be specifically enforceable.

         7.9 Attorneys' Fees. The prevailing party or parties in any arbitration or in any action to enforce or interpret this Agreement shall be entitled to all reasonable out-of-pocket costs and expenses, including fees of the arbitrators and reasonable attorneys' fees, incurred in connection therewith.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of day and year first above written.

                                                OPTIMAL COMMUNICATIONS, INC.

                                                By: /s/ Craig J. Zoellner
                                                   -----------------------------
                                                    Craig J. Zoellner

                                                Its: President

                                                Date: August 10, 1999
                                                      ---------------


                                                BIBD, LLC

                                                BY: BACE Industries, LLC, Member


                                                By: /s/ Richard M. Tyler
                                                   -----------------------------
                                                    Richard M. Tyler

                                                Its:  Member

                                                Date: August 10, 1999
                                                      ---------------